Exhibit 4.1

AMENDMENT NO. 3
to
RIGHTS AGREEMENT

THIS AMENDMENT NO. 3 (“Amendment No. 3”) to the Rights Agreement (the “Rights Agreement”) dated as of May 25, 2004 and amended as of November 3, 2006 and August 2, 2007, between JAMES RIVER COAL COMPANY, a Virginia corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (successor rights agent to SUNTRUST BANK), as rights agent (the “Rights Agent”), is made by and between the Company and the Rights Agent effective this 3rd day of November, 2009.  All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

W I T N E S S E T H:

WHEREAS, the Company has generated net operating losses for United States federal income tax purposes (“NOLs”) and certain other tax benefits, which may potentially provide valuable tax benefits to the Company, and the Company desires to avoid an “ownership change” within the meaning of Section 382 (as defined below) and thereby maximize its ability to utilize such NOLs and other tax benefits and, in furtherance of such objective, the Company desires to enter into this Amendment No. 3; and

WHEREAS, the Company has determined to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement and the Rights Agent is directed to join in this Amendment No. 1 to the Rights Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, the parties hereto agree that the Rights Agreement shall be amended as follows:

1. New Section 1 Definitions.  Section 1 of the Rights Agreement shall be deleted in its entirety and replaced by the following new Section 1:

Section 1.     Definitions.  The following terms, as used herein, have the following meanings:

(a)     “Acquiring Person” means any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner (A) until the NOL Protections Termination Date, of 4.9% or more of the shares of Common Stock then outstanding, and (B) after the NOL Protections Termination Date, of 20% or more of the shares of Common Stock then outstanding (such percentage of the shares of Common Stock outstanding being referred to herein as the “Trigger Percentage”);

provided, however, that, an “Acquiring Person” shall not include the following Persons:

(i)             any Excluded Person,

(ii)           any Person who is the Beneficial Owner of 20% or more of the shares of Common Stock outstanding as of the Effective Date, provided, further, that in the event that a Person does not become an Acquiring Person by reason of this clause (ii) such Person nonetheless shall become an Acquiring Person if such Person thereafter becomes the Beneficial Owner of an additional 2% or more of the Common Stock then outstanding over and above the shares beneficially owned by such Person as of the Effective Date, unless the acquisition of such Common Stock is an Approved Acquisition,

(iii)           any Person, who alone or together with its Affiliates or Associates becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding as a result of an Approved Acquisition; or

(iv)           a Grandfathered Person (until the NOL Protections Termination Date, after which this subsection (iv) shall be of no further force nor effect).

Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed an Acquiring Person for any purposes of this Agreement.  Such sales of shares should be effected in a manner satisfactory to the Board of Directors of the Company with due regard for the potential adverse impact on the trading markets for the Company’s Common Stock.

(b)     “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

(c)      “Approved Acquisition” means any acquisition of Common Stock that (i) causes a Person to become the Beneficial Owner of (A) shares of Common Stock then outstanding equal to or greater than the Trigger Percentage, or (B) if already a Beneficial Owner of shares of Common Stock then outstanding equal to or greater than the Trigger Percentage, any additional shares of Common Stock then outstanding, and (ii) is approved in advance by a majority of the Board of Directors.

(d)      A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities:

(i)             which such Person or any of its Affiliates or Associates beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly;

(ii)           which such Person or any of its Affiliates or Associates, directly or indirectly, has

(A)           the right to acquire (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than pursuant to the Rights), warrants, options or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of its Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

(B)           the right to vote or dispose of (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this clause (B) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)           which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of its Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection (ii)(B) above) or disposing of any such securities;

(iv)           of which any other Person is the “Beneficial Owner”, if such Person or any of such Person’s Affiliates or Associates has any formal or informal understanding (whether or not in writing) with such other Person (or any of such other Person’s Affiliates or Associates) to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or is otherwise treated as included in the same “entity” within the meaning of Treasury Regulation 1.382-3(a)(1) in which such other Person is also included; or

(v)           which are the subject of a derivative action entered into by such Person, or derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (A) such derivative conveys any voting rights in such securities to such Person, (B) the derivative is required to be, or capable of being, settled through delivery of such securities, or (C) such Person may have entered into other transactions that hedge the economic effect of such derivative.  In determining the number of securities deemed beneficially owned by virtue of this Section 1(d)(v), the subject Person shall be deemed to “beneficially own” (without duplication) the number of securities that are synthetically owned pursuant to such derivative securities.

Provided, however, that nothing in this Section 1(d) shall cause any Person engaged in business as an underwriter of securities who acquires any securities of the Company through such Person’s participation in good faith in a firm commitment underwriting to be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of 40 days after the date of such acquisition.

Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1(d), a Person shall be deemed the “Beneficial Owner” of and to “beneficially own” stock or securities which such Person would be deemed to constructively own or which otherwise would be aggregated with stock or securities owned by such Person pursuant to Section 382 and the Treasury Regulations thereunder.

(e)     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the Commonwealth of Virginia and State of New York are authorized or obligated by law or executive order to close.

(f)      “Close of Business” on any given date means 5:00 P.M., Richmond, Virginia time, on such date; provided, however, that if such date is not a Business Day, then it shall mean 5:00 P.M., Richmond, Virginia time, on the next succeeding Business Day.

(g)     “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

(h)     “Common Stock” means the Common Stock, par value $0.01 per share, of the Company, except that, when used with respect to any Person other than the Company, “Common Stock” means the capital stock (or other equity interests) of such Person with the greatest voting power, or the equity securities or other equity interests having the power to control or direct the management of such Person.

(i)      “Distribution Date” means the earlier of (i) the Close of Business on the tenth day (or such later day as may be designated by action of a majority of the Board of Directors) after the Share Acquisition Date, and (ii) the Close of Business on the tenth Business Day (or such later day as may be designated by action of a majority of the Board of Directors) after the date of the commencement by any Person (other than an Excluded Person) of, or of the first public announcement of the intention by any Person (other than an Excluded Person) to commence, a tender or exchange offer if, upon consummation thereof, such Person, together with all Affiliates and Associates of such Person, would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.

(j)      “Employee Benefit Plan” means any employee benefit plan of the Company or any of its Subsidiaries or any Person organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan.

(k)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)       “Excluded Person” means:

(i)             the Company, any of its Subsidiaries or any Employee Benefit Plan, and

(ii)            until the NOL Protections Termination Date, any Person who or which would otherwise be an Acquiring Person but whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the Common Stock then outstanding would not, as determined by the Board of Directors of the Company in its sole discretion, jeopardize, endanger or limit (in timing or amount) the availability to the Company of its Tax Benefits, at any time prior to the time at which the Company’s right of redemption expires pursuant to Section 23(a) of this Agreement; provided, however, that such a Person (together with all Affiliates and Associates of such Person) will cease to be an “Excluded Person” if (i) such Person (together with all Affiliates and Associates of such Person) ceases to beneficially own 4.9% or more of the Common Stock then outstanding or (ii) the Board of Directors of the Company subsequently makes a contrary determination in which case such Person (together with all Affiliates and Associates of such Person) will become an “Acquiring Person”. A purchaser, assignee or transferee of Common Stock from an Excluded Person shall not thereby become an Excluded Person, except that a transferee from the estate of an Excluded Person who receives Common Stock as a bequest or inheritance from an Excluded Person shall be an Excluded Person so long as such Person continues to be the Beneficial Owner of 4.9% or more of the Common Stock then outstanding.

(m)     “Expiration Date” means the earlier of (i) the Final Expiration Date, and (ii) the time at which all Rights are redeemed as provided in Section 23 or exchanged as provided in Section 24.

(n)     “Final Expiration Date” means the Close of Business on May 25, 2014.

(o)     “Flip-in Event” means any event described in Section 11(a)(ii)(A), (B) or (C), but excluding any event described in Section 11(a)(ii)(D).

(p)     “Flip-over Event” means any event described in Section 13(a)(x), (y), or (z).

(q)     “Grandfathered Person” means any Person (together with all Affiliates and Associates of such Person) who would otherwise be an Acquiring Person as of the date of this Amendment No. 3 as a result of being the “Beneficial Owner” of 4.9% or more, but less than 20% or more, of the shares of Common Stock then outstanding; provided, however, that such Person (together with all Affiliates and Associates of such Person) shall cease to be a “Grandfathered Person” at such time as either:

(i)             the Beneficial Ownership of Common Stock of such Person (or any Affiliates or Associates of such Person) increases by more than one-half of one percent (.5%) of the shares of Common Stock then outstanding without the prior written approval of the Company, other than any increase pursuant to or as a result of (A) a reduction in the amount of Common Stock outstanding, (B) the exercise of any options, warrants, rights or similar interests (including shares of restricted stock) granted by the Company to its directors, officers and employees, (C) any unilateral grant of any Common Stock by the Company, (D) any issuance of Common Stock by the Company or any stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally or (E) any Approved Acquisition, or

(ii)            the Beneficial Ownership of Common Stock of such Person (together with all Affiliates and Associates of such Person) decreases to an amount less than 4.9% of the Common Stock then outstanding.

(r)      “NOLs” shall have the meaning set forth in the recitals to this Amendment No. 3.

(s)     “NOL Protections Termination Date” means December 5, 2010.

(t)      “Person” means an individual, corporation, partnership, limited liability company, association, trust or any other entity or organization.

(u)     “Preferred Stock” means the Series A Participating Cumulative Preferred Stock, par value $1.00 per share, of the Company having the terms set forth in the form of certificate of designation attached hereto as Exhibit A.

(v)     “Purchase Price” means the price (subject to adjustment as provided herein) at which a holder of a Right may purchase one one-hundredth of a share of Preferred Stock (subject to adjustment as provided herein) upon exercise of a Right, which price shall initially be $200.00.

(w)     “Qualifying Tender Offer” means a tender or exchange offer for all outstanding shares of Common Stock of the Company approved by a majority of the Board of Directors then in office, after taking into account the potential long-term value of the Company and all other factors that they consider relevant.

(x)      “Section 382” means Section 382 of the Code or any successor or replacement provision.

(y)     “Securities Act” means the Securities Act of 1933, as amended.

(z)     “Share Acquisition Date” means the date of the first public announcement (including the filing of a report on Schedule 13D under the Exchange Act (or any comparable or successor report)) by the Company or an Acquiring Person expressly stating that an Acquiring Person has become such pursuant to the provisions of the Agreement; provided, that if such Person is determined by the Board of Directors of the Company not to have become an Acquiring Person pursuant to Section 1(a) of this Agreement, then no Share Acquisition Date will be deemed to have occurred.

(aa)   “Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such first Person.

(bb)   “Tax Benefits” means NOLs, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries and any other attribute the benefit of which is subject to possible limitation under Section 382 or Section 383 of the Code.

(cc)   “Trading Day” means a day on which the principal national securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed, admitted to trading or quoted is open for the transaction of business or, if the shares of Common Stock are not listed, admitted to trading or quoted on any national securities exchange or inter-dealer quotation system, a Business Day.

(dd)    “Treasury Regulations” “Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the United States Department of the Treasury under the Code as amended or superseded from time to time.

(ee)    “Triggering Event” means any Flip-in Event or any Flip-over Event.

2. No Further Amendments. Except as amended hereby, the Rights Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 by their duly authorized representatives effective the date set forth above.

James River Coal Company	Computershare Trust Company, N.A.
By: /s/ Samuel M. Hopkins, II	By: /s/ Kellie Gwinn
Name: Samuel M. Hopkins II	Name: Kellie Gwinn
Title: Vice President	Title: Vice President

Address for notice: 350 Indiana Street, Suite 750 Golden, Colorado 80901 Attn: Client Services